EXHIBIT 99

LETTER PURSUANT TO TEMPORARY NOTE 3T

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

In accordance with the requirements of the Securities and Exchange Commission, National Vision, Inc. has received the following written representation from Arthur Andersen LLP, dated as of March 21, 2002:

We have audited the consolidated financial statements of National Vision, Inc. as of and for the year ended December 29, 2001 and have issued our report thereon dated February 25, 2002.  We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

NATIONAL VISION, INC.

By:                          /s/   Angus Morrison
                                Angus Morrison
                                Chief Financial Officer

Date:                       March 22, 2002